Exhibit 3.3

Execution Version

CERTIFICATE OF DESIGNATION OF
SERIES A FLOATING RATE
CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE, OF
SUMMIT MIDSTREAM CORPORATION

(Effective August 1, 2024)

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SUMMIT MIDSTREAM CORPORATION, a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on July 31, 2024, and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of 65,508 shares of Preferred Stock, par value $0.01 per share, having the preferences, powers and relative, participating, optional or other special rights of such shares, and the qualifications, limitations and restrictions thereof that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, with this this Certificate of Designation hereby effective as of August 1, 2024, at 12:01 a.m. (Eastern Time), and hereby constituting an amendment to the Certificate of Incorporation as follows:

Section 1. Designation. The designation of the series of Preferred Stock of the Company is “Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). Except as otherwise expressly provided herein, each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.

Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock is 65,508. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted, exchanged or reclassified into another series of Preferred Stock, shall be retired and revert to authorized but unissued shares of Preferred Stock (provided that any such retired shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

Section 3. Defined Terms and Rules of Construction.

(a) Definitions. As used herein with respect to the Series A Preferred Stock:

“2017 Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 14, 2017.

“2020 Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Company Group from the operating capacity or operating income of the Company Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(i) the sum of:

(1) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(2) if the Board of Directors so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(ii) the amount of any cash reserves established by the Board of Directors (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(1) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter;

(2) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject;

(3) provide funds for Series A Dividends; or

(4) provide funds for dividends to the holders of Common Stock in respect of any one or more of the next four Quarters;

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the Board of Directors so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Bylaws” means the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended or amended and restated from time to time.

“Calculation Agent Agreement” means the amended and restated calculation agent agreement entered into on or around the Series A Original Issue Date between the Company and the Series A Calculation Agent, as amended or modified from time to time.

“Capital Improvement” means (i) the construction of new capital assets by a Group Member, (ii) the replacement, improvement or expansion of existing capital assets by a Group Member or (iii) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Company Group, in the case of clauses (i) and (ii), or such Person, in the case of clause (iii), from the operating capacity or operating income of the Company Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company (or prior to the Series A Original Issue Date, equivalent equity interests in the Partnership).

“Capital Surplus” means any amounts of Available Cash distributed by the Company on any date from any source when the sum of all amounts of Available Cash theretofore distributed by the Company (and prior to the Series A Original Issue Date, the Partnership) on Capital Stock exceeds the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, including by this Certificate of Designation, or as amended and restated from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series A Preferred Stock, as it may be amended or amended and restated from time to time.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the underwriters party to that certain Underwriting Agreement, dated as of September 27, 2012, pursuant thereto.

“Closing Price” for any day, means, in respect of any class of Capital Stock, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Capital Stock is not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors, or if on any such day no market maker is making a market in such Capital Stock, the fair value of such Capital Stock on such day as determined by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Units” means the common units representing limited partnership interests in the Partnership.

“Company” means Summit Midstream Corporation, a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Construction Debt” means debt incurred to fund (i) all or a portion of a Capital Improvement, (ii) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (iii) distributions (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on Construction Equity.

“Construction Equity” means equity issued to fund (i) all or a portion of a Capital Improvement, (ii) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (iii) distributions (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Depositary” means, with respect to any Capital Stock issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Board of Directors shall determine the allocation between the amounts paid for each.

“Finance Corp.” means Summit Midstream Finance Corp., a Delaware corporation.

“General Partner” means Summit Midstream GP, LLC, a Delaware limited liability company, as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to ten (10) or more Persons), exercising investment power over or disposing of any Capital Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Capital Stock.

“Group Member” means a member of the Company Group.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the IPO Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (i) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (ii) issuance of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than another Group Member; (iii) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (1) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (2) sales or other dispositions of assets as part of normal retirements or replacements; and (iv) capital contributions received by a Group Member.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-183466) as it has been amended or supplemented, filed by the Partnership, as predecessor registrant to the Company, with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchased Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of September 27, 2012 among the IPO Underwriters, Summit Midstream Partners, LLC, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

“Liquidation Date” means, in the case of any event giving rise to the dissolution of the Company, the date on which such event occurs.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Company Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Material Senior Indebtedness” means (i) the indebtedness issued under that certain Second Supplemental Indenture, dated as of February 15, 2017, among the Operating Company, Finance Corp., the guarantors party thereto and U.S. Bank National Association and (ii) any indebtedness of the Operating Company or Finance Corp. incurred on or after May 28, 2020 in an amount greater than $200,000,000 issued under a note indenture (and not under any loan or other credit agreement with commercial banking institutions).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 31, 2024, by and among the Company, Summit SMC NewCo, LLC, a Delaware limited liability company, the Partnership and the General Partner.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Operating Company” means Summit Midstream Holdings, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Company Group cash expenditures (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the Company (and, prior to the Series A Original Issue Date, the General Partner, and reimbursement of expenses of the General Partner and its Affiliates incurred prior to the Series A Original Issue Date), Maintenance Capital Expenditures, debt service payments, repayment of Working Capital Borrowings, and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(i) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (ii)(3) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(ii) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(iii) Operating Expenditures shall not include (1) Expansion Capital Expenditures, (2) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (3) dividends or other distributions on Capital Stock, (4) repurchases of Capital Stock, other than repurchases of Capital Stock by the Company to satisfy obligations under employee benefit plans or reimbursement of expenses of the Company for purchases of Capital Stock by the Company to satisfy obligations under employee benefit plans (or prior to the Series A Original Issue Date, other than repurchases of Partnership Interests (as defined in the 2020 Agreement) by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans) or (5) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(iv)

(1) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized as Operating Expenditures over the life of such Hedge Contract and

(2) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included as Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(i) the sum of (1) $50.0 million, (2) all cash receipts of the Company Group (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (3) all cash receipts of the Company Group (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (4) the amount of cash dividends or other distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on Construction Equity, less

(ii) the sum of (1) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (2) the amount of cash reserves (or the Company’s (and prior to the Series A Original Issue Date, the Partnership’s) proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to provide funds for future Operating Expenditures, and (3) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred, or repaid within such twelve (12) month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Outstanding” means, with respect to Capital Stock, all Capital Stock that is issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of the Outstanding Capital Stock of any class, all shares of Series A Preferred Stock owned by or for the benefit of such Person or Group shall not have any voting power and shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of holders of Series A Preferred Stock to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Certificate of Incorporation, the Bylaws or this Certificate of Designation; provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Capital Stock of any class directly from Affiliates of the Company (including Capital Stock received pursuant to the Merger Agreement in exchange for Partnership Interests (as defined in the 2020 Agreement) acquired by such Person or Group directly from the General Partner or its Affiliates (other than the Partnership)), (ii) any Person or Group who acquired 20% or more of the Outstanding Capital Stock of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) (including Capital Stock received pursuant to the Merger Agreement in exchange for Partnership Interests acquired from such a Person or Group) provided that, upon or prior to such acquisition, the Company (or, as applicable, the General Partner) shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any class of Capital Stock issued by the Company with the prior approval of the Board of Directors (including Capital Stock received pursuant to the Merger Agreement in exchange for Partnership Interests acquired with the prior approval of the board of directors of the General Partner) or (iv) any Series A Preferred Stockholder in connection with any vote, consent or approval of the Series A Preferred Stockholders pursuant to Section 5. As long as Capital Stock is held by any Group Member, such Capital Stock shall not, to the fullest extent permitted by applicable law, be considered Outstanding for any purpose in this Certificate of Designation; provided that such Capital Stock shall automatically be considered Outstanding upon the transfer to a Person or Group that is not a Group Member.

“Partnership” means Summit Midstream Partners, LP, a Delaware limited partnership.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Stock, and its respective successors and assigns or any other paying agent appointed by the Board of Directors; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Stock, the Company shall act in such capacity.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

“Pro Rata” means, when modifying Series A Preferred Stockholders, apportioned equally among all Series A Preferred Stockholders in accordance with the relative number or percentage of shares of Series A Preferred Stock held by each such Series A Preferred Stockholder.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Qualifying Owners” means the collective reference to (i) Energy Capital Partners II, LP, Energy Capital Partners II-A, L.P., Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP, Energy Capital Partners II (Summit Co-Invest), LP, SMLP Holdings, LLC and each of their affiliated funds and investment vehicles and any fund manager, general partner, managing member or principal of any of the foregoing; (ii) the officers, directors and management employees of the Company, the Operating Company and the Company’s Subsidiaries; and (iii) any person controlled by any of the persons described in any of the clauses (i) or (ii).

“Rating Agency” means a nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Company.

“Record Date” means the date established by the Board of Directors (or, if not so established by the Board of Directors, the date provided by applicable law) for determining (i) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of holders of Capital Stock (including voting) or (ii) the identity of Record Holders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any lawful action.

“Record Holder” means (a) with respect to any class of Capital Stock for which a Transfer Agent has been appointed, the Person in whose name Capital Stock of such class is registered on the books of the Transfer Agent as of the Company’s close of business on a particular day or (b) with respect to other classes of Capital Stock, the Person in whose name any such other Capital Stock is registered on the books of the Company as of the Company’s close of business on a particular day.

“Restricted Subsidiary” of a Person means any subsidiary of the relevant Person that is not an Unrestricted Subsidiary. Notwithstanding anything to the contrary, the Operating Company and Finance Corp. shall at all times be Restricted Subsidiaries of the Company.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Series A Alternate Offer” has the meaning given such term in Section 7(c).

“Series A Calculation Agent” means a bank, trust company or other Person appointed by the Board of Directors to act as calculation agent for the Series A Preferred Stock.

“Series A Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including equity interests in the Company’s Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company or the Operating Company;

(iii) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of the Company, measured by voting power rather than number of shares, units or the like; or

(iv) the consummation of any transaction whereby the Company ceases to own directly or indirectly 100% of the equity interests in the Operating Company.

Notwithstanding the preceding, a conversion of the Company or any of the Company’s Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding equity interests in one form of entity for equity interests in another form of entity shall not constitute a Series A Change of Control, so long as, following such conversion or exchange, the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned equity interests in the Company immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the voting interests of such entity, or continue to beneficially own sufficient equity interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, beneficially owns more than 50% of the voting interests of such entity or its general partner, as applicable.

In addition, a Series A Change of Control shall not occur as a result of any transaction in which the Operating Company remains a subsidiary of the Company but one or more intermediate holding companies between the Operating Company and the Company are added, liquidated, merged or consolidated out of existence.

“Series A Change of Control Offer” has the meaning given such term in Section 7(a).

“Series A Change of Control Payment” has the meaning given such term in Section 7(a).

“Series A Change of Control Purchase Date” has the meaning given such term in Section 7(a).

“Series A Change of Control Settlement Date” has the meaning given such term in Section 7(a).

“Series A Change of Control Triggering Event” means the occurrence of a Series A Change of Control that is accompanied or followed by a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series A Preferred Stock within the Series A Ratings Decline Period by at least two of the Rating Agencies, as a result of which the rating of the Series A Preferred Stock on any day during such Series A Ratings Decline Period is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Series A Change of Control (or occurrence thereof if such Series A Change of Control occurs prior to public announcement).

“Series A Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series A Preferred Stock, as such criteria are in effect as of the Series A Original Issue Date.

“Series A Dividend” means dividends with respect to shares of Series A Preferred Stock pursuant to Section 4.

“Series A Dividend Payment Date” has the meaning given such term in Section 4(a).

“Series A Dividend Period” means a period of time from and including the preceding Series A Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Original Issue Date), to, but excluding, the next Series A Dividend Payment Date for such Series A Dividend Period.

“Series A Dividend Rate” means except as modified pursuant to Section 7(e), an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (i) the Series A Three-Month SOFR, as calculated on each applicable Periodic Term SOFR Determination Day, and (ii) 7.69%.

“Series A Issue Price” means $1,000 per share of Series A Preferred Stock.

“Series A Junior Securities” means any class or series of Capital Stock that, with respect to dividends on such Capital Stock and distributions upon liquidation, dissolution or winding up of the Company, expressly ranks junior to the Series A Preferred Stock, including but not limited to Common Stock, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Preference” means a liquidation preference for each share of Series A Preferred Stock initially equal to $1,000 per share (subject to adjustment for any splits, combinations or similar adjustments to the shares of Series A Preferred Stock), which liquidation preference shall be subject to increase by the per share of Series A Preferred Stock amount of any accumulated and unpaid Series A Dividends, including any Series A Unpaid Cash Dividends, unless and until paid (whether or not such dividends shall have been declared).

“Series A Original Issue Date” means August 1, 2024.

“Series A Parity Basket” means:

(i) if a number of shares of Series A Preferred Stock having an aggregate Series A Issue Price of at least $100,000,000 is then Outstanding, the greater of:

(1) an aggregate $150,000,000 of non-convertible Series A Parity Securities; and

(2) so long as the aggregate value of the Outstanding Common Stock (based on the Closing Price of Common Stock on the trading day immediately preceding such date of issuance) is at least $1,500,000,000, a number of additional shares of Series A Preferred Stock or other nonconvertible Series A Parity Securities such that, as of the date of issuance of the additional Series A Preferred Stock or other nonconvertible Series A Parity Securities, the aggregate number of shares of Series A Preferred Stock, together with any Series A Parity Securities (assuming that any such Series A Preferred Stock and any non-convertible Series A Parity Securities are convertible into a number of shares of Common Stock equal to the quotient of (A) the aggregate purchase price for such Series A Preferred Stock and any non-convertible Series A Parity Securities, divided by (B) the volume-weighted average price of the Common Stock for the thirty (30) Trading Day period ending immediately prior to such issuance (such Common Stock, the “Series A Parity Equivalent Securities”)), equals no more than 15% of all Outstanding shares of Common Stock (including as Outstanding for such purposes any Series A Parity Equivalent Securities and any Common Stock issuable upon conversion of any convertible Series A Parity Securities); or

(ii) if a number of shares of Series A Preferred Stock having an aggregate Series A Issue Price of less than $100,000,000 is then Outstanding, such number of Series A Parity Securities as determined by the Board of Directors;

provided that (for the avoidance of doubt) the Company may, without the affirmative vote of the holders of Outstanding Series A Preferred Stock, create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

“Series A Parity Securities” means any class or series of Capital Stock established after the Series A Original Issue Date that, with respect to dividends on such Capital Stock and distributions upon liquidation, dissolution or winding up of the Company, is not expressly made senior or subordinated to the Series A Preferred Stock. For the avoidance of doubt, classes or series of Capital Stock may qualify as Series A Parity Securities irrespective of whether or not the record date, dividend payment date, dividend rate or dividend periods of such class or series of Capital Stock match those of the Series A Preferred Stock or any other class or series of Series A Parity Securities.

“Series A Preferred Stock” has the meaning given such term in Section 1.

“Series A Preferred Stockholder” means a Record Holder of Series A Preferred Stock.

“Series A Ratings Decline Period” means the period that (i) begins on the occurrence of a Series A Change of Control and (ii) ends sixty (60) calendar days following consummation of such Series A Change of Control.

“Series A Ratings Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Stock, or (ii) a lower equity credit being given to the Series A Preferred Stock than the equity credit that would have been assigned to the Series A Preferred Stock by such Rating Agency pursuant to its Series A Current Criteria.

“Series A Redemption Date” has the meaning given such term in Section 6(a).

“Series A Redemption Notice” has the meaning given such term in Section 6(d).

“Series A Redemption Price” has the meaning given such term in Section 6(b).

“Series A Senior Securities” means any class or series of Capital Stock established after the Series A Original Issue Date that, with respect to dividends on such Capital Stock and distributions upon liquidation, dissolution or winding up of the Company, is expressly made senior to the Series A Preferred Stock.

“Series A Three-Month SOFR” has the meaning given such term in Section 4(f).

“Series A Unpaid Cash Dividends” has the meaning given such term in Section 4(c).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate selected by the Company in its reasonable discretion).

“Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (1) at least a majority ownership interest or (2) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term SOFR” means the Term SOFR Reference Rate for a three-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days immediately preceding the first date of the applicable dividend period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for a three-month tenor has not been published by the Term SOFR Administrator, then Term SOFR will be (x) the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of this proviso, Term SOFR shall be the Term SOFR Reference Rate as determined on the previous Periodic Term SOFR Determination Day until a substitute or successor rate has been determined by the Company in accordance with Section 4(f)(ii).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Company in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Capital Stock of any class is listed or admitted for trading is open for the transaction of business or, if such Capital Stock is not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transfer Agent” means such bank, trust company or other Person as may be appointed from time to time by the Board of Directors to act as registrar and transfer agent for any class of Capital Stock in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Capital Stock is listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Capital Stock, the Company shall act as registrar and transfer agent for such class of Capital Stock.

“Unrestricted Subsidiary” means any subsidiary of the Company (other than Finance Corp. or the Operating Company) that is designated by the Board of Directors as an Unrestricted Subsidiary, but only to the extent that such subsidiary:

(i) except to the extent permitted by the definition of “Permitted Business Investments” in any Material Senior Indebtedness, has no indebtedness other than non-recourse debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(ii) is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company;

(iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional equity interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any of the Company’s indebtedness or the indebtedness of any of the Company’s Restricted Subsidiaries.

All subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay dividends or other distributions on the Capital Stock; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within twelve (12) months from the date of such borrowings other than from additional Working Capital Borrowings.

(b) Rules of Construction. Unless the context requires otherwise: (a) any pronoun used in this Certificate of Designation shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Certificate of Designation; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation. The table of contents and headings contained in this Certificate of Designation are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Certificate of Designation. The Board of Directors has the power to construe and interpret this Certificate of Designation and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Certificate of Designation by the Board of Directors and any action taken pursuant thereto and any determination made by the Board of Directors in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in Capital Stock and all other Persons for all purposes; provided, however, the foregoing shall not preclude judicial review of any such construction or interpretation, any such action taken pursuant thereto, or any such determination made by the Board of Directors in good faith.

Section 4. Dividends.

(a) Dividends on each Outstanding share of Series A Preferred Stock shall be cumulative and compounding, and shall accumulate at the applicable Series A Dividend Rate from and including the Series A Original Issue Date (or, for any subsequently issued and newly Outstanding shares of Series A Preferred Stock, from and including the Series A Dividend Payment Date immediately preceding the issue date of such shares of Series A Preferred Stock) until such time as the Company pays the Series A Dividend or redeems such shares of Series A Preferred Stock in accordance with Section 6 or Section 7, whether or not such Series A Dividends shall have been declared. Series A Preferred Stockholders shall be entitled to receive Series A Dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Series A Dividend Rate per share of Series A Preferred Stock when, as, and, if declared by the Board of Directors, prior to any other dividends made in respect of any other Capital Stock. Series A Dividends shall be paid on a quarterly basis on March 15, June 15, September 15 and December 15 of each year (each date, a “Series A Dividend Payment Date”). If any Series A Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Series A Dividend Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional dividends. Series A Dividends shall be computed by multiplying the Series A Dividend Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Dividend Period (determined by including the first day of such Series A Dividend Period and excluding the last day, which is the Series A Dividend Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Liquidation Preference of all Outstanding shares of Series A Preferred Stock.

(b) Not later than 5:00 p.m., New York City time, on each Series A Dividend Payment Date, the Company shall pay those Series A Dividends, if any, that shall have been declared by the Board of Directors to Series A Preferred Stockholders on the Record Date for the applicable Series A Dividend. The Record Date for the payment of any Series A Dividend shall be as of the close of business on the first Business Day of the month of the applicable Series A Dividend Payment Date. So long as the shares of Series A Preferred Stock are held of record by the Depositary or its nominee, declared Series A Dividends shall be paid to the Depositary in same-day funds on each Series A Dividend Payment Date or other dividend payment date in the case of payments for Series A Unpaid Cash Dividends.

(c) If the Company fails to pay in full a Series A Dividend on any Series A Dividend Payment Date, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (i) the amount of such unpaid cash dividends unless and until paid will accumulate and accrue at the Series A Dividend Rate from and including the first day of the Series A Dividend Period immediately following the Series A Dividend Period in respect of which such payment is due until paid in full (such unpaid and accrued dividends, the “Series A Unpaid Cash Dividends”) and (ii) the Company shall not be permitted to, and shall not, declare or make or set aside for payment any dividends in respect of any Series A Junior Securities (including, for the avoidance of doubt, with respect to any dividends to Series A Junior Securities during the Series A Dividend Period for which the Company first failed to pay in full the Series A Dividend in cash when due), other than a dividend payable in kind solely in Series A Junior Securities. Payments in respect of Series A Unpaid Cash Dividends may be declared by the Board of Directors and paid on any date selected by the Board of Directors, whether or not a Series A Dividend Payment Date, to Series A Preferred Stockholders on the Record Date fixed for such payment, which may not be less than ten (10) days before such payment date. As of the Series A Original Issue Date, the Series A Unpaid Cash Dividends outstanding shall be deemed to be $621.97 per share of Series A Preferred Stock.

(d) The Board of Directors may not declare, make or set aside for payment (i) full Series A Dividends or full dividends with respect to any Series A Parity Securities or (ii) any dividends with respect to Series A Junior Securities, in each case, in respect of any dividend period unless, at the time of the declaration of such dividend, (x) all Series A Unpaid Cash Dividends and any accumulated and unpaid dividends on any Series A Parity Securities have been paid or funds have been set aside for payment thereof, and (y) at the time of declaration of the applicable dividend, the Board of Directors expects to have sufficient Available Cash to pay the next Series A Dividend and the next dividend in respect of any Series A Parity Securities in full, regardless of the relative timing of such dividend; provided, however, that to the extent a dividend period applicable to a class of Series A Junior Securities or Series A Parity Securities is shorter than the dividend period applicable to the Series A Preferred Stock, the Board of Directors may declare and pay regular dividends with respect to such Series A Junior Securities or Series A Parity Securities so long as, at the time of declaration of such dividend, the Board of Directors expects to have sufficient funds to pay the full Series A Dividend on the next successive Series A Dividend Payment Date. If the Board of Directors expects to have insufficient Available Cash to pay the next Series A Dividend in full at the time of declaration of a Series A Dividend or Series A Parity Security dividend, it will adjust the amount of such dividends so that the Series A Preferred Stock and Series A Parity Securities are paid on a pari passu basis on their respective payment dates.

(e) Each Series A Dividend shall, to the fullest extent permitted by applicable law, be paid out of Available Cash with respect to the Quarter immediately preceding the applicable Series A Dividend Payment Date that is deemed to be Operating Surplus prior to making any other dividend on Capital Stock. To the extent that any portion of the aggregate of a Series A Dividend and dividends to any Series A Parity Securities to be paid in cash with respect to any Series A Dividend Period exceeds the amount of Available Cash from Operating Surplus for such Quarter, an amount of cash equal to the Available Cash from Operating Surplus for such Quarter will be paid to the Series A Preferred Stockholders and Series A Parity Securities in proportion to the dividend amounts payable in respect of the Series A Preferred Stock and Series A Parity Securities, and the balance of the Series A Dividend shall be unpaid and shall constitute a Series A Unpaid Cash Dividend and shall accrue and accumulate as set forth in Section 4(c).

(f) Series A Dividend Rate.

(i) The “Series A Three-Month SOFR” component of the Series A Dividend Rate for each Series A Dividend Period shall be determined by the Series A Calculation Agent, as of the applicable Periodic Term SOFR Determination Day, by reference to the Term SOFR in effect on such Periodic Term SOFR Determination Day commencing on the first day of such Series A Dividend Period.

(ii) If the Company determines that no such rate is so published or otherwise available, the Company will determine whether to use a substitute or successor rate to the rate that it has determined, in accordance with the Calculation Agent Agreement, is most comparable to the rate described in Section 4(f)(i); provided, that if the Company determines there is a base rate that is commonly used by banking institutions and other financial services industry participants as a successor rate to the rate set forth in Section 4(f)(i), the Company shall use such successor base rate. If the Company has identified a successor or substitute rate in accordance with the preceding sentence, it may, in its sole discretion, modify the Periodic Term SOFR Determination Day and other terms contained in Section 4(f)(i) or any similar or analogous definitions, the timing and frequency of determining rates, timing of notices, the applicability and length of lookback periods and other technical, administrative or operational matters that the Company decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Company or the Series A Calculation Agent, as applicable, in a manner substantially consistent with market practice.

(iii) The Series A Calculation Agent’s determination of the Series A Three-Month SOFR, the Series A Dividend Rate and its calculation of the amount of interest for any interest period will be on file at the Company’s principal offices, will be made available to any Series A Preferred Stockholder upon request and will each be final and binding in the absence of manifest error.

(iv) All percentages resulting from any of the calculations described in this Section 4(f) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.9876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Section 5. Voting Rights.

(a) The Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 5 or as otherwise required by the General Corporation Law of the State of Delaware.

(b) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding shares of Series A Preferred Stock, voting as a separate class, the Company shall not adopt any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designation that would have a material adverse effect on the powers, preferences, relative, participating, optional or other special rights of the Series A Preferred Stock, or the qualifications, limitations and restrictions thereof; provided, however, that (i) subject to Section 5(c), the authorization or issuance of additional Capital Stock shall not be deemed to constitute such a material adverse effect for purposes of this Section 5(b) and (ii) for purposes of this Section 5(b), no amendment of the Certificate of Incorporation, the Bylaws or this Certificate of Designation in connection with a merger or other transaction in which the Company is the surviving entity and the Series A Preferred Stock remains Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Preferred Stockholders shall be deemed to materially and adversely affect the powers, preferences, relative, participating, optional or other special rights of the Series A Preferred Stock, or the qualifications, limitations and restrictions thereof.

(c) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding shares of Series A Preferred Stock, voting as a class together with holders of any other Series A Parity Securities issued after the Series A Original Issue Date upon which like voting rights have been conferred and are exercisable, the Company shall not: (i) create or issue any Series A Parity Securities (including any additional Series A Preferred Stock) if there are any Series A Unpaid Cash Dividends outstanding, (ii) so long as there are no Series A Unpaid Cash Dividends outstanding, create or issue any additional Series A Preferred Stock or other Series A Parity Securities in excess of the Series A Parity Basket, (iii) create or issue any Series A Senior Securities, (iv) declare or pay any dividends to holders of Common Stock from Available Cash that is deemed to be Capital Surplus or (v) take any action that would result, without regard to any notice requirement or applicable cure period, in an “Event of Default” (as such term is defined in the Material Senior Indebtedness) for failure to comply with any covenant in the Material Senior Indebtedness related to:

(1) restricted payments;

(2) incurrence of indebtedness and issuance of preferred stock;

(3) incurrence of liens;

(4) dividends and other payments affecting Subsidiaries;

(5) merger, consolidation or sale of assets;

(6) transactions with affiliates;

(7) designation of restricted and unrestricted subsidiaries;

(8) additional subsidiary guarantors; or

(9) sale and leaseback transactions, provided, however, the Company shall have no obligation to obtain such consent or waiver with respect to the events described under Section 5(c)(v), and shall not be deemed to be in violation of this Certificate of Designation, where such an Event of Default with respect to a given action is cured in accordance with the terms of such Material Senior Indebtedness or waived by holders of such Material Senior Indebtedness.

(d) For any matter described in this Section 5 in which the Series A Preferred Stockholders are entitled to vote as a class (whether separately or together with the holders of any Series A Parity Securities), such Series A Preferred Stockholders shall be entitled to one vote per share of Series A Preferred Stock. Notwithstanding the foregoing, any shares of Series A Preferred Stock held by the Company or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote on any matter.

(e) Notwithstanding Section 5(b) and Section 5(c), no vote or consent of the Series A Preferred Stockholders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all shares of Series A Preferred Stock at the time Outstanding.

Section 6. Redemption Rights.

(a) The Company shall have the right (i) at any time, and from time to time or (ii) at any time within one hundred twenty (120) days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Series A Ratings Event, in each case, to redeem the Series A Preferred Stock, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 6(a), which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Board of Directors (the “Series A Redemption Date”).

(b) The Company shall effect any redemption pursuant to Section 6(a) by paying cash for each share of Series A Preferred Stock to be redeemed equal to (i) with respect to a redemption pursuant to Section 6(a)(i), the redemption prices set forth in Section 6(c), or (ii) with respect to a redemption pursuant to Section 6(a)(ii), 102% of the Series A Liquidation Preference, in each case, for such Series A Preferred Stock on such Series A Redemption Date, plus any Series A Unpaid Cash Dividends from the Series A Original Issue Date to, but not including, the Series A Redemption Date, whether or not such dividends shall have been declared (as applicable, the “Series A Redemption Price”).

(c) The price to be paid in the case of a redemption described in Section 6(a)(i) shall be as follows (assuming such Series A Preferred Stock is redeemed during the twelve (12) month period beginning on December 15 of the years indicated below):

Year	Series A Redemption Price
2023	102% of Series A Liquidation Preference
2024 and thereafter	100% of Series A Liquidation Preference

(d) The Company shall give notice of any redemption by mail, postage prepaid, not less than thirty (30) days and not more than sixty (60) days before the scheduled Series A Redemption Date to the Series A Preferred Stockholders (as of 5:00 p.m., New York City time, on the Business Day next preceding the day on which notice is given) of any Series A Preferred Stock to be redeemed as such Series A Preferred Stockholders’ names appear on the books of the Transfer Agent and at the address of such Series A Preferred Stockholders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all Outstanding shares of Series A Preferred Stock are to be redeemed, the number (and the identification) of shares of Series A Preferred Stock to be redeemed from such Series A Preferred Stockholder, (3) the Series A Redemption Price, (4) the place where any shares of Series A Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(e) If the Company elects to redeem less than all of the Outstanding shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be redeemed shall be determined by the Board of Directors, and such shares of Series A Preferred Stock shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional shares of Series A Preferred Stock. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding shares of Series A Preferred Stock shall be allocated correspondingly among the redeemed shares of Series A Preferred Stock.

(f)   If the Company gives or causes to be given a Series A Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Stock as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m., New York City time, on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Preferred Stockholders whose Series A Preferred Stock is to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such Series A Preferred Stock is issued in the name of the Depositary or its nominee) of the certificates therefor as set forth in the Series A Redemption Notice. If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Stock as holders with respect to such shares of Series A Preferred Stock to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such shares of Series A Preferred Stock shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Preferred Stockholders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Series A Preferred Stock, that remain unclaimed or unpaid after one year after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment the Series A Preferred Stockholders entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Stock shall have been deposited by the Company with the Paying Agent.

(g) Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Company shall be retired. If only a portion of the shares of Series A Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares of Series A Preferred Stock is registered in the name of the Depositary or its nominee), the Company shall issue and the Paying Agent shall deliver to the Series A Preferred Stockholders a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Stock represented by the surrendered certificate that have not been called for redemption.

(h) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that (i) full cumulative dividends on the Series A Preferred Stock and any Series A Parity Securities shall not have been paid or declared and set aside for payment or (ii) the Board of Directors does not expect to have sufficient Available Cash to pay the next Series A Dividend or dividend on any Series A Parity Securities in full, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any shares of Series A Preferred Stock or Series A Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Preferred Stockholders and holders of any Series A Parity Securities. So long as any shares of Series A Preferred Stock are Outstanding, the Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Series A Junior Securities unless full cumulative dividends on the Series A Preferred Stock and any Series A Parity Securities for all prior and the then ending Series A Dividend Periods shall have been paid or declared and set aside for payment.

(i) The Company shall not be required to make any sinking fund payments with respect to the Series A Preferred Stock.

Section 7. Series A Change of Control Triggering Event.

(a) If a Series A Change of Control Triggering Event occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Series A Preferred Stock pursuant to Section 6, the Company shall, within thirty (30) calendar days following the Series A Change of Control Triggering Event, offer a cash payment (a “Series A Change of Control Offer”) to repurchase all or a portion of each Series A Preferred Stockholder’s Series A Preferred Stock at a purchase price (the “Series A Change of Control Payment”) equal to 101% of the Series A Liquidation Preference, plus any Series A Unpaid Cash Dividends from the Series A Original Issue Date to, but not including, the date of settlement (the “Series A Change of Control Settlement Date”), whether or not such dividends shall have been declared. Within thirty (30) days following any Series A Change of Control Triggering Event, unless the Company has previously or concurrently exercised its right to redeem all of the Series A Preferred Stock pursuant to Section 6, the Company shall mail a notice of the Series A Change of Control Offer to each Series A Preferred Stockholder describing the transaction or transactions and identification of the ratings decline that together constitute the Series A Change of Control Triggering Event and stating:

(1) that the Series A Change of Control Offer is being made pursuant to this Section 7 and that all Series A Preferred Stock validly tendered and not validly withdrawn will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than thirty (30) days but no later than sixty (60) days from the date such notice is mailed (the “Series A Change of Control Purchase Date”);

(3) that the Series A Change of Control Offer will expire as of the time specified in such notice on the Series A Change of Control Purchase Date and that the Company shall pay the Series A Change of Control Payment for all Series A Preferred Stock accepted for purchase as of the Series A Change of Control Purchase Date promptly thereafter on the Series A Change of Control Settlement Date;

(4) that any Series A Preferred Stock not tendered will continue to accrue dividends as provided herein and remain subject to all terms and conditions of the Certificate of Incorporation, the Bylaws and this Certificate of Designation;

(5) that, unless the Company fails to make the Series A Change of Control Payment, all Series A Preferred Stock accepted for payment pursuant to the Series A Change of Control Offer shall cease to accrue dividends after the Series A Change of Control Settlement Date;

(6) that Series A Preferred Stockholders electing to have any Series A Preferred Stock purchased pursuant to a Series A Change of Control Offer will be required to surrender any certificate(s) representing the Series A Preferred Stock, properly endorsed for transfer, together with such documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Series A Change of Control Offer on the Series A Change of Control Purchase Date;

(7) that Series A Preferred Stockholders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Series A Change of Control Offer, an electronic image scan, facsimile transmission or letter setting forth the name of the Series A Preferred Stockholders, the number of shares of Series A Preferred Stock delivered for purchase, and a statement that such Series A Preferred Stockholder is withdrawing its election to have the Series A Preferred Stock purchased; and

(8) that Series A Preferred Stockholders whose Series A Preferred Stock is being purchased only in part will be issued a new certificate representing shares of Series A Preferred Stock equal to the unpurchased portion of the Series A Preferred Stock surrendered (or transferred by book entry transfer) if such shares are to be certificated.

If any of the Series A Preferred Stock subject to a Series A Change of Control Offer is in the form of a global certificate, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series A Preferred Stock as a result of a Series A Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 7, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such conflict.

(b) Promptly following the expiration of the Series A Change of Control Offer, the Company shall, to the extent lawful, accept for payment all Series A Preferred Stock or portions thereof properly tendered (and not validly withdrawn) pursuant to the Series A Change of Control Offer. Promptly thereafter on the Series A Change of Control Settlement Date the Company shall deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Series A Change of Control Payment in respect of all Series A Preferred Stock or portions thereof so tendered (and not validly withdrawn). On the Series A Change of Control Settlement Date, the Paying Agent shall mail to each Series A Preferred Stockholder that properly tendered the Series A Change of Control Payment for such Series A Preferred Stock (or, if all the shares of Series A Preferred Stock are then in global form, make such payment through the facilities of the Depositary) and the Paying Agent shall authenticate and mail (or cause to be transferred by book entry) to each Series A Preferred Stockholder new shares of Series A Preferred Stock equal to any unpurchased portion of the Series A Preferred Stock surrendered, if any. The Company will publicly announce the results of any Series A Change of Control Offer on or as soon as practicable after the Series A Change of Control Settlement Date.

(c) The Company shall not be required to make a Series A Change of Control Offer following a Series A Change of Control Triggering Event if (a) a third party makes the Series A Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 7 applicable to a Series A Change of Control Offer made by the Company and purchases all Series A Preferred Stock properly tendered and not withdrawn under such Series A Change of Control Offer or (b) in connection with, or in contemplation of, any publicly announced Series A Change of Control, the Company has made an offer to purchase (a “Series A Alternate Offer”) any and all Series A Preferred Stock validly tendered at a cash price equal to or higher than the Series A Change of Control Payment and has purchased all Series A Preferred Stock properly tendered in accordance with the terms of such Series A Alternate Offer. Notwithstanding anything to the contrary contained in this Section 7, a Series A Change of Control Offer may be made in advance of a Series A Change of Control Triggering Event, and conditioned upon the consummation of such Series A Change of Control Triggering Event, if a definitive agreement is in place for the Series A Change of Control at the time the Series A Change of Control Offer is made.

(d) In the event that, upon consummation of a Series A Change of Control Offer or Series A Alternate Offer, less than 10% of the shares of Outstanding Series A Preferred Stock are held by Series A Preferred Stockholders other than the Company or its Affiliates, the Company will have the right, upon not less than thirty (30) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Series A Change of Control Offer or Series A Alternate Offer described above, to redeem all Series A Preferred Stock that remains outstanding following such purchase at a redemption price in cash equal to the Series A Change of Control Payment or Series A Alternate Offer price, as applicable.

(e) If the Company fails to make a Series A Change of Control Offer, to the extent required hereunder, or to repurchase any Series A Preferred Stock tendered by holders for repurchase as required in connection with a Series A Change of Control Triggering Event, then, from and after the first date of such failure and until such repurchase is made, the then-applicable Series A Dividend Rate will be an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (i) the Series A Three-Month SOFR, as calculated on each applicable Periodic Term SOFR Determination Day, and (ii) 9.43%.

Section 8. Company Restructuring Event. If (a) the Company engages in any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Series A Change of Control) and (b) (i) the Company will not be the surviving entity of such event or (ii) the Company will be the surviving entity but its Common Stock will cease to be listed or admitted to trading on a National Securities Exchange, the Company shall deliver or cause to be delivered to the Series A Preferred Stockholders, in exchange for their shares of Series A Preferred Stock upon consummation of such event, a security in the surviving entity that has substantially similar rights, preferences and privileges as the shares of Series A Preferred Stock, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 4.

Section 9. Liquidation Rights. In the event of any liquidation, dissolution and winding up of the Company or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, the Record Holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Company available for distribution on Capital Stock, prior and in preference to any distribution of any assets of the Company to the Record Holders of any other class or series of Capital Stock (other than Series A Parity Securities (the Record Holders of which shall have a pari passu entitlement) or Series A Senior Securities), the aggregate amount of the Series A Liquidation Preference for all Outstanding shares of Series A Preferred Stock.

Section 10. Tax Treatment. It is the intention of the Company that for U.S. federal income tax purposes: (a) the Series A Preferred Stock is intended to be treated as equity (and not debt) for U.S. federal income tax purposes and (b) each holder of shares of Series A Preferred Stock shall not be required to include in income as a dividend any dividends in respect of the Series A Preferred Stock under Section 305(c) of the Code (except to the extent attributable to the difference, with respect to each share of Series A Preferred Stock, between the Series A Liquidation Preference of such share and the fair market value of property exchanged with the Company for such share) unless and until such dividends are declared and paid in cash thereon in accordance with the terms of Section 4.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Company, the Transfer Agent and the Paying Agent may deem and treat any Series A Preferred Stockholder as the true, lawful, and absolute owner of the applicable Series A Preferred Stock for all purposes, and neither the Company nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Stock may be listed or admitted to trading, if any.

Section 12. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through the Depositary or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 13. Other Rights; Fiduciary Duties. The Series A Preferred Stock and the Series A Preferred Stockholders, in their capacity as such, shall not have any designations, preferences, rights, powers, duties or obligations, other than as set forth in the Certificate of Incorporation (including this Certificate of Designation) or as provided by applicable law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by J. Heath Deneke, its President and Chief Executive Officer, this 31st day of July, 2024.

SUMMIT MIDSTREAM CORPORATION

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designation of Summit Midstream Corporation]